Script for Q2 2008 ended August 13, 2007

September 20, 2007 at 6 a.m. (PDT)

Moderator: John Beisler

Operator:

Good day and welcome everyone to the CKE Restaurants second quarter fiscal 2008 earnings conference call.  Today’s call is being recorded.

          At this time for opening remarks and introductions, I would like to turn the call over to the Vice President of Investor Relations, John Beisler.  Please go ahead.

John Beisler:

Thank you.  Good morning.  And thank you for joining us.

          My name is John Beisler, Vice President of Investor Relations for CKE Restaurants.  CKE Restaurants is hosting this conference call to discuss our results for the twelve weeks ended August 13, 2007.

Yesterday, CKE issued a pair of press releases announcing its financial results for the twelve weeks ended August 13, 2007, and its same-store sales for the four-week period ended September 10th. Both releases are available on our Web site, www.ckr.com. CKE has also filed its Form 10-Q with the SEC. This call will reflect items discussed within those press releases and Form 10-Q. CKE management will make reference to them several times this morning.

Speaking on today’s call are Andy Puzder, President and Chief Executive Officer; and Ted Abajian, Executive Vice President and Chief Financial Officer.

             Andy will begin today’s presentation with a few comments regarding our second quarter and period 8 same-store sales results as well as provide an update on several important initiatives. Ted will then review our second quarter results with you. Andy will conclude today’s presentation with comments on the strategic direction of the company. Andy and Ted will then take questions from callers.

              Before we begin, I’d like to remind you of our disclosure regarding forward-looking statements contained in our Form 10-Q and earnings release. Our disclosure regarding forward-looking statements can be found within our form 10-Q under Item 2 – Management’s Discussion and Analysis of Financial Condition and Results of Operations. Matters discussed during our conference call today may include forward-looking statements relating to future plans and developments, financial goals and operating performance, and are based on management’s current beliefs and assumptions.  Such statements are subject to risks and uncertainties, and actual results may differ materially from those projected in the forward-looking statements.

I introduce you now to Andy Puzder, President and CEO.

Andy Puzder:

Thank you John and good morning everybody.

During second quarter this year, we completed a number of actions that meaningfully improved our Company and better positioned it for growth and profitability.  We repurchased a significant amount of stock and materially reduced our outstanding share count; we refranchised a number of Hardee’s restaurants and entered into development agreements with the purchasers We sold La Salsa.  In many respects, we are a different and stronger Company today than we were at the time of our June earnings release call.

I will discuss these actions in more detail in a moment.  First, however, I want to briefly discuss our results for second quarter.

To get right to the heart of the matter, our operating expenses were unacceptable. Higher operating expenses not only negatively impacted earnings, but they also masked the very tangible returns we are earning on our capital plan. While we still had lower operating expenses than our major competitors, we are not satisfied, particularly with our food cost expense.  Higher beef costs, the impact of increased demand for bio-fuel alternatives and the decreased value of the Dollar overseas have put extreme pressure on food costs.  Normally, we would relieve these pressures by increasing our prices, and we will do so over time.  However, we recently took pricing to offset the impact of significant increases in the minimum wage at both the state and federal level.  As such, we will need to phase in additional pricing increases, so as to minimize the negative impact on sales.

 Nonetheless, there are other actions we can take to address the food cost issue and operating expenses generally.  We began taking such actions in second quarter and will do so more aggressively during the remainder of the year.    There are competitive issues with respect to these actions and, for that reason, I will not identify or discuss them in detail during this call.  However, I do want you to know that your management team is not satisfied with the Company’s second quarter operating expense results and that are acting aggressively to see that they improve.  We believe we will begin to benefit from these actions in the third and fourth quarters of this year.

Now, on to the results for second quarter. In the past, both Ted and I have covered the operating results for the quarter with a fair amount of duplication. This morning, Ted will review the operating results for the second quarter, including a more detailed review of our operating costs, while I will highlight our sales for the quarter and period 8, as well as some of the initiatives we have been working on over the past few quarters.

Sales

Our sales continue to solidify and grow for both brands.  Carl’s Jr. same-store sales were up two percent for second quarter and are up 6.8 percent on a two year basis.  Hardee’s same-store sales were up 2.9 percent for second quarter and are up 5.9 percent on a two year basis.  As we announced yesterday afternoon, the two year trend for both brands improved in period 8 with Hardee’s up 3.5 percent over positive same store sales of 5.9 percent last year for a positive two year total of 9.4 percent.  Similarly, Carl’s Jr. was positive 1.2 percent over positive same store sales of 8 percent last year for a positive two year total of 9.2 percent.

Shareholder Returns

We made great progress on a number of initiatives during the second quarter. We returned approximately $74 million to shareholders through share repurchases and quarterly cash dividends. We capitalized on the opportunity presented us in the market, as well as our underleveraged balance sheet to repurchase 4,022,300 shares of stock during the second quarter at a total cost of $70.3 million. Subsequent to the end of the second quarter, we repurchased an additional 2,056,500 shares. All of these shares were purchased in the open market through discretionary repurchases and our 10-b-5(1) plan.  Because we purchased most of these shares in the latter part of the second quarter and the first part of the third quarter, the reduction in our diluted share count will not be fully reflected in our earnings per share until the third and fourth quarters.

Since the inception of our stock repurchase plan in April of 2004, through today, we have repurchased approximately 15.9 million shares or approximately 26.3% of our fully diluted share count for a total investment of approximately $280 million. As of today, we have approximately $70 million remaining in our current share repurchase authorization and over $150 million of liquidity under our revolving credit facility.

Refranchising at Hardee’s

Additionally during the second quarter, we completed the refranchising of 18 company-operated restaurants to a new Hardee’s franchisee in Iowa, generating $10.2 million in proceeds. Subsequent to the end of second quarter, we announced the sale of 34 stores in North Carolina to our largest Hardee’s franchisee, Boddie-Noell Enterprises generating $13.1 million in proceeds. Year-to-date, we have completed the refranchising of 80 Hardee’s locations, and have signed letters of intent with franchisees to sell an additional 29 company-operated restaurants for approximately $8.3million. We are also in negotiations with other current and prospective franchisees to sell an additional 74 company-operated restaurants for approximately $29.5 million.

  Some of our investors have asked that I explain the impact of our refranchising program, and I plan to do so at the end of our prepared comments today.

    La Salsa Sale

   In July, we completed the sale of La Salsa Fresh Mexican Grill to the owners of Baja Fresh for a total selling price of $15.9 million.  While we really liked La Salsa, and I really liked it in particular, the effort required for it to grow will be better spent on growing Carl’s Jr. and Hardee’s.

Debt

As stated earlier, we used our underleveraged balance sheet to repurchase a significant amount of our stock. During the first two quarters of fiscal 2008, total debt increased by $110.1 million, bringing the total combined outstanding balance to $288.2 million. At the end of the second quarter, our debt to adjusted EBITDA ratio was approximately 1.7, compared to less than one times debt to Adjusted EBITDA at the end of fiscal 2007.

We also amended our credit facility to increase our borrowing capacity on favorable terms and then entered into interest rate swap agreements to further reduce our funding costs.

You may recall, in March, when we amended our credit facility, we had negotiated an accordion feature in order to provide increased liquidity when needed. The accordion feature allowed us to increase the amount of our term loan by $50 million without incurring the incremental expense of a credit agreement amendment. This assumed, of course, that we could come to an agreement with our lenders on an interest rate and that they were willing to lend us additional monies.  The credit markets had tightened considerably and we were unsure anyone would actually agree to increase our borrowing capacity on anything approaching reasonable terms.

Nonetheless, our lenders agreed not only to lend us the $50 million under the accordion feature but they agreed to double the amount to $100 million (increasing our term loan to $270 million) and to do so under the interest rate we had negotiated back in January when we amended our current credit agreement and when the credit markets were in much better shape.

We found this to be a very powerful statement by our lenders with respect to their confidence in the stability and financial performance of our Company. Of equal importance, we have been able to continue our discretionary share repurchases, subject to our blackout policy, while maintaining significant liquidity.

  Subsequently, we entered into an interest rate swap that will effectively fix future interest payments on $200 million of our term loan at what we believe is a favorable rate that should garner us substantial savings over the next few years, but at the very least protects us from future interest rate increases.

As of today, we have a $270 million balance on our term loan and a zero balance on our $200 million revolving credit facility.  The revolving credit facility is available for letters of credit, general liquidity purposes and opportunistic share repurchases.  We continue to believe the current price or trading value of our stock provides us with a very good opportunity to repurchase shares and we have the liquidity and the authorization to do so.  In this respect, we intend to continue to act opportunistically.

 All in all, we not only continued to take the necessary steps towards enhancing the growth and profitability potential for our Company, we accelerated our efforts. I will now turn the discussion over to Ted Abajian, our Chief Financial Officer, for his discussion of the financials.

Ted Abajian:

Thank you, Andy.  Good morning, everyone.

Before I get started, I need to make you aware that during this conference call we may refer to certain non-GAAP financial measures as explained in our earnings release issued yesterday and in our report on form 10-Q for the twelve weeks ended August 13, 2007.  Also, our reported financial results have been adjusted to reflect the completed sale of our La Salsa Fresh Mexican Grill chain, which has been classified as a discontinued operation within our consolidated financial statements. I will now take you through our second quarter results.

Consolidated revenue for the second quarter was $363.1 million, a $1.3 million or 0.4 percent decrease from the prior year quarter. The decrease in revenue reflects the impact of our refranchising efforts, partially offset by our same-store sales growth and new unit development.

As Andy pointed out earlier in the call, we faced significant cost pressures during the quarter and, on top of that, we had a very unusual development with respect to a very old (1982) workers’ compensation injury claim.

Second quarter operating income was $23.4 million, a $10.5 million decline from the prior year operating income of $33.9 million. As we outlined in our earnings release, there were a handful of factors that caused the majority of the year-over –year decline in operating income. First, food and packaging costs increased 130 basis points or approximately $3.7 million over the prior year quarter due to increased costs for beef, cheese, pork, oil products and soft drink syrups. Second, occupancy and other expense increased by 110 basis points or approximately $3.1 million due primarily to higher rent and depreciation costs. Third, workers’ compensation expense increased 50 basis points or $1.4 million. The increase in workers’ compensation costs is due to a $2.5 million charge that we were required to record to increase our self-insurance reserves for a 1982 injury claim. This charge was partially offset by a $1.1 million favorable adjustment to our reserves for all other self-insured workers’ compensation claims. We certainly view this charge as an unusual event given that the claim occurred in 1982. If this claim had occurred within the past decade, it would have been covered by our current workers’ compensation insurance program. Finally, royalty revenue decreased by $1.8 million during the second quarter. This decrease is primarily due to the collection during the prior year quarter of $2 million of previously unrecognized royalties from delinquent franchisees.

Second quarter income from continuing operations was $11.7 million or 18 cents per diluted share versus $14.7 million or 21 cents per diluted share in the prior year quarter. I will now shift to a brand level discussion.

At Carl’s Jr., second quarter same-store sales increased two percent, rolling over a 4.8 percent increase in the prior year quarter.  Restaurant operating costs increased by 380 basis points to 79.6 percent of company-operated revenue.  The increase in restaurant operating costs was driven by a 180 basis point increase in occupancy and other expense over the prior year quarter due primarily to higher rent expense equaling 50 basis points and increased depreciation costs of 90 basis points. The increase in rent expense is primarily due to current quarter CPI and fair market value adjustments and the refranchising of our Oklahoma market during the prior year quarter. The increase in depreciation expense is principally due to the rollout of new point of sale software and related hardware, as well as increased remodel activity. Food and packaging costs increased 50 basis points due to higher commodity prices for beef, cheese, pork, oil products and an increase in soft drink syrup prices. These increases (approximately 100 basis points in the aggregate), were partially offset by vendor credits of 50 basis points resulting from the recognition of an adjustment to the cost of previously purchased inventory. We do not expect this credit to recur in future periods. Payroll and employee benefits expense increased 150 basis points over the prior year quarter. The increase in labor and employee benefits costs is almost entirely due to the workers’ compensation cost increase I described earlier. In fact, the $2.5 million charge to increase reserves for the 1982 claim, alone represents 180 basis points in the second quarter.

Moving now to Hardee’s, second quarter same-store sales at company-operated Hardee’s restaurants increased by 2.9 percent, rolling over a three percent increase in the prior year quarter. Restaurant operating costs increased 220 basis points to 83.2 percent of company-operated revenue. The increase in restaurant operating costs at Hardee’s was driven by a 200 basis point increase in food and packaging costs due to higher commodity prices for beef, pork, dairy and oil products, and an increase in soft drink syrup prices. Hardee’s food and packaging costs increased by a larger amount than Carl’s Jr. principally due to higher breakfast sales at Hardee’s, which result in greater use of pork and dairy products which both had big year over year increases. In addition, while both Carl’s Jr. and Hardee’s rely solely on domestic beef for their angus burgers, the Carl’s Jr. Famous Star patty includes a combination of domestic and imported beef. The cost of domestic beef has increased more and has been more volatile than imported beef, causing Hardee’s beef costs to increase more over all than Carl’s Jr. Occupancy and other expense increased 30 basis points due to higher rent expense and increased costs related to the rollout of new uniforms at Hardee’s. Payroll and employee benefit expense decreased 20 basis points over the prior year quarter. A favorable adjustment to our workers’ compensation claims reserves and menu price increases more than offset the impact of federal and state minimum wage rate increases.

Before Andy wraps up our prepared comments, I would like to comment on the cost trends we are seeing for the second half of the year.

In all likelihood, we will continue to face increased commodity prices for the remainder of the year, and we also expect current occupancy and other operating expense trends to continue for the remainder of the year. Although, as Andy mentioned earlier, we have taken and will continue to take actions to minimize the impact of these cost pressures. While there are a number of initiatives that we are pursuing, the most obvious is a price increase. We do plan to take additional price increases to offset increased costs, but we feel it is necessary to phase in the increases over time. With respect to workers’ compensation expense, we have generally experienced nominal adjustments to our reserves in recent quarters. Finally, with regard to royalty revenue, last year was a real turning point for Hardee’s. As the brand continued to strengthen, our franchisees were able to make good on past due royalty obligations that had previously not been recognized as revenue. That trend continued in the third quarter of last year, during which we collected $1.8 million in previously unrecognized royalties.

In summary, we believe the impact of commodity price increases will moderate over time but that there will continue to be an impact given the magnitude of the commodity price increase that exists until the current commodity pricing issues cycle through.

I’ll now turn the call over to Andy for closing remarks.

Andy Puzder:

Thank you Ted.

Those of you that have followed our story, already know that we run this business with a long-term focus. Graphs for sales and costs do not move in straight lines every quarter. As I stated earlier, we are currently addressing the cost pressures facing our business, while minimizing the potential negative impact on our sales.

Capital Plan

Despite these cost pressures, our five-year, $650 million capital spending plan remains intact. Of course, as we refranchise Hardee’s units, we will ultimately adjust the capital plan downward to reflect the associated reductions in capital spending. The details of the plan are available in our latest investor presentation, which is available at our website, www.ckr.com under Investors/Presentations.

With respect to capital spending, over the past year, we have made much needed and deferred investments in our information technology and distribution infrastructures, and we have made good progress in our much needed and also deferred investments in remodeling units, many of which had not been remodeled in over ten years. Through the first half of fiscal 2008, we have spent $31.7 million on these non-discretionary capital projects. Over time, we expect these non-discretionary capital expenditures to taper off as we complete our remodeling plan. In about two and one half years, or the beginning of fiscal 2011 (February, 2010 on the calendar) we expect to return to a more normalized level of maintenance and remodel capex. We are targeting non-discretionary capital expenditures on a steady state, normalized basis of approximately $45-50 million per year at that time.

Our discretionary investments in dual branding at Carl’s Jr. continue to show great results and, while still in the early stages, our discretionary dual branding investments at Hardee’s are also showing good results. Our new unit development is encouraging, although it is premature to make any conclusions. Through the end of second quarter, we have spent $15.4 million on discretionary capital expenditures (that’s $2.5 million on dual branding and $12.9 million on new stores). If these investments continue to show positive results on a sustained basis, we hope to increase our level of discretionary capital expenditures as the level of non-discretionary investments declines. However, if the results fall below our expectations, we will not spend meaningful additional capital on these projects.

New Carl’s Jr. Units and Green Burrito

Now, a few details on the investments we have made this year. We opened two new company-operated Carl’s Jr. units and completed eight company-operated Green Burrito conversions in second quarter. We now have a total of 186 Carl’s Jr./Green Burrito Company owned units and 157 franchised units for a total of 343 dual-branded units. We continue to expect to open 20 company-operated Carl’s Jr. restaurants and convert 20-25 existing company-operated Carl’s Jr. locations into dual-branded Green Burrito restaurants this year.

New Hardee’s Units and Red Burrito

We completed seven company-operated Red Burrito conversions in second quarter and now have a total of 56 company-operated Hardee’s/Red Burrito dual branded units and two franchised units. We expect to dual brand at least 30 to 35 company-operated restaurants with Hardee’s and Red Burrito this year.

During second quarter, we opened two new Hardee’s units, including one as a dual-branded Red Burrito location. We have opened four company-operated Hardee’s through the first two quarters of fiscal 2008, including a total of two dual branded locations, and we intend to open 6 to 8 new company-operated Hardee’s for the full fiscal year. While the initial results for our new Hardee’s units have been encouraging, we will stop building future units if the results do not justify the investment.

Overall, I am very pleased with the progress we have made in growing our system-wide store base. For the first time in many years, we and our franchisees are actually opening more stores than we are closing. Our major brands ended fiscal 2007 with a total of 2,993 stores — that’s Carl’s and Hardee’s. By the end of the first quarter, we were at 3,006 stores system-wide and as of the end of the second quarter, we were at 3,020 stores system-wide. A total of 54 new stores have opened while only 27 have closed. Both Carl’s Jr. and Hardee’s have grown their store base since the beginning of the year. At this point, I think the large scale store closures related to rationalizing our store base are behind us. Going forward, while we will continue to close stores as necessary, we expect our new store openings to exceed closures resulting in net new unit growth.

Remodels

We continue to aggressively remodel our company-operated units. During the second quarter of fiscal 2008, we remodeled 41 company-operated Hardee’s and 30 company-operated Carl’s Jr. units. Based on our current projections, we are likely to exceed the number of remodels we initially forecast for both Carl’s Jr. and Hardee’s for fiscal 2008.  I have visited a number of the remodeled units for both brands and they just seem to get better the more we do.  Consistent with our research, my in-restaurant discussions and review of the comment cards in restaurants confirm that our customers really like these remodels.

We also continue to be pleased with the favorable impact that remodels are having on same-store sales, especially at Hardee’s. For the Hardee’s remodels we have completed to date, we believe that we are experiencing approximately a 5 percent incremental increase in same-store sales performance. At Carl’s Jr., we are seeing an incremental same-store sales increase of about 2 percent. We believe the main reason for the disparity in performance between Hardee’s and Carl’s Jr. is the fact that from a customer perspective, the Hardee’s restaurants just need the remodel more than the Carl’s Jr. restaurants, and therefore, the guests are noticing a bigger difference after the remodel.

          We have conducted consumer research for our Hardee’s remodels similar to what we did for our initial Carl’s Jr. remodels, and the results have been even more favorable for the Hardee’s locations, which again, seems to support the great same-store sales results that we are seeing at Hardee’s so far. The research results for both Carl’s Jr. and Hardee’s are available within our investor presentation which is available at our website, which again, is www.ckr.com under Investors/Presentations.

Like Carl’s Jr., our Hardee’s stores have not received a significant remodel in some time. While we believe the remodel program is contributing a return and will continue to contribute to sales growth, we need to remodel our entire company-operated store base, regardless of what level of return we achieve.

Refranchising

Moving back to refranchising, I have been told that there is some concern that refranchising may have the impact of reducing both net income and cash flow without offsetting benefits.  We believe this just isn’t true. In general, the strategic refranchising of restaurants strengthens the brand over all and helps drive incremental growth by allowing the company to focus on the stores and markets it manages best and new franchisees to focus on stores and markets where they can get better results than the company. Long term, we anticipate this strategic shift will help drive average unit volumes and store level cash flow growth system wide. Specifically, we believe refranchising these markets allows us to do several things that are positive both immediately and in the long term.

First, we generate meaningful cash from refranchising, which we can utilize toward the repurchase of shares, future capital investments or debt reduction as appropriate given the trading range of our stock and the relative appeal of potential capital spending initiatives.

Second, the Hardee’s stores we are selling do not perform as well, on average, as our remaining company-operated stores. These stores – the ones that we are selling — have an average unit volume of $848,000, as compared to our current company-operated average unit volume of $934,000, which includes the stores we intend to refranchise. On average, these stores generate a restaurant level cash flow of $92,000, or about 10.9 percent of revenue. Now, we do not generally discuss store level cash flow so I need to point out that it includes deductions for advertising and field G&A costs. In other words, store level cash flow reflects all of the costs necessary to run a restaurant as well as the field supervision but it does not include corporate G&A costs.

Third, the refranchising of these units lowers our non-discretionary capital requirements.  For example, we would have had to remodel these restaurants.  That obligation now shifts to the franchisees. At an estimated cost of $175,000 per unit for a remodel, the 80 units we have sold to date alone will save us $14 million in remodel capital.  Refranchising 200 units would save us $35 million. In addition, a typical restaurant requires annual capital expenditures of about $15,000 per year just to take care of the roofs, air conditioning, parking lots etc. Again, this is capital that we will not be required to invest.

Fourth, the acquiring franchisee will pay the Company a royalty at the rate of approximately 4 percent. Based on an average unit volume of $848,000, royalties should increase by about $34,000 per unit per year.

Fifth, the development agreements that we typically enter into with the purchasing franchisees accelerate new unit development in these markets because they are markets where we did not intend to develop in the immediate future. To date, we have secured commitments to develop 38 new franchise restaurants over the next seven years under development agreements as part of our refranchising efforts. The development of new units provides incremental advertising dollars for the market which, along with remodels and dual-branding with Red Burrito, should allow franchisees to grow average unit volumes.   Increased average unit volumes and newly developed franchise units translate into further increases in royalty revenue for the Company.

Sixth, we are shifting the discretionary capital expenditures associated with new unit development and dual branding in these markets to the franchisees. We will benefit from these expenditures by growing high margin royalty revenues which generate exceptional returns since there is no associated capital investment on our part.

Seventh, refranchising reduces near and long term earnings volatility resulting from the type of cost pressures we endured this quarter. Royalty revenue simply tends to be less volatile than the cash flows associated with company-operated stores.

Finally, refranchising allows us to allocate our financial and operational resources more efficiently so we can focus our corporate development efforts in our core markets.

To summarize, based on the numbers I just reviewed with you, we believe that on average, each refranchised unit will generate approximately $400,000 dollars in pre-tax proceeds, and have the following impact on the Company on an annual basis:

•	Company-operated restaurant revenues will decrease by $848,000,

•	Company-operated restaurant cash flow will decrease by $92,000,

•	royalty income will increase by $34,000 per year,

•	ongoing capital expenditures will decrease by $15,000 and

•	while the $175,000 remodel is not an annual capital expenditure, it is a cost that the franchisee must incur within 5 years of purchasing the unit. Thereafter, the franchisee must remodel every 5 to 7 years. On average, I think you can reasonably allocate $35,000 per year per unit to remodel costs.

So, based on these numbers, for each unit that we refranchise, cash flow would decrease by about $58,000 per year (a decrease of $92,000 in store level cash flow partially offset by a $34,000 increase in royalty revenue). However, our non-discretionary capital expenditures will also decrease by a total of $50,000 per year ($35,000 for the remodel and $15,000 for all other capital expenditures) such that our free cash flow will decrease by about $8,000 per year. Keep in mind that I have not provided for any offsetting benefits associated with our use of the proceeds from refranchising. Furthermore, we get the additional benefit of converting restaurant level cash flow, which can be volatile based on cost pressures and same-store sales results, into a less volatile, growing stream of high margin and high ROI royalty revenue. Long term, as part of a very deliberate strategic evaluation, we may consider additional refranchising but, nothing is imminent at this time.

We believe refranchising these restaurants has both short and long term benefits for the Company.  These are some of the reasons why more franchise oriented companies garner a premium valuation in the market and why we believe our refranchising program is the right thing to do. Given the amount of detailed financial information that I just reviewed, we have updated our shareholder presentation to include this information. The presentation is available at CKR.com under investors/presentations.

Conclusion

In closing, I want to again reiterate our disappointment in our second quarter results. As I stated earlier, we are committed to taking steps to address the cost pressures that are impacting our business. From a long term perspective, the outlook for the company’s potential remains very positive.  We believe in the value of this Company and our share repurchases demonstrate this confidence.  In addition, our lenders’ recent activity shows their confidence in the company’s financial strength. We believe the growth plans we have in place will strengthen and improve the future profitability at both of our brands and the Company as a whole. Our balance sheet continues to improve. Our share count is lower than it has been in years. Overall, during second quarter we moved dramatically in the direction of improving our ability to grow this Company and to continue returning capital to shareholders through share repurchases and our quarterly cash dividends.

Thank you for your continued support and we will now take your questions.